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                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-43729


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 7, 2001)


                                   $23,900,000
                         PRINCIPAL AMOUNT PLUS INTEREST
                               LIQUIDITY FACILITY
                                       OF
                         FGIC SECURITIES PURCHASE, INC.
                                  IN SUPPORT OF
               ALABAMA SPECIAL CARE FACILITIES FINANCING AUTHORITY
                            OF THE CITY OF MONTGOMERY
                           FLOATING RATE WEEKLY DEMAND
             HOSPITAL DEPRECIABLE ASSETS REVENUE BONDS, SERIES 1985

Date of the Bonds:  April 16, 1985                           Due:  April 1, 2015
                                                                    Price:  100%
                            -------------------------

         LIQUIDITY FACILITY: We are providing a Liquidity Facility for the variable rate bonds described in this Prospectus Supplement (the "Bonds") to replace a line of credit provided by Barclays Bank PLC. The Liquidity Facility will be delivered on February 7, 2001 and will expire on February 7, 2006, unless it is extended or terminated sooner in accordance with its terms.

         TERMS OF THE BONDS: The Bonds are limited obligations of the Alabama Special Care Facilities Financing Authority of the City of Montgomery, a public corporation organized and existing under the laws of the State of Alabama (the "Authority"). The Bonds were issued on April 16, 1985 pursuant to an Indenture of Trust, dated as of April 1, 1985 (as amended, the "Indenture"), between the Authority and First Alabama Bank, now known as Regions Bank, as trustee, to enable the Authority to make loans to public and private not-for-profit hospitals (each, a "Borrower") to finance, refinance or reimburse equity in depreciable assets. The Bonds are payable solely from revenues received by the Authority, consisting primarily of loan repayments made by each Borrower pursuant to a loan agreement (each, a "Loan Agreement") and a note (each, a "Note") delivered to the Authority by each Borrower and amounts held on deposit in certain funds created under the Indenture (the "Funds") and investment earnings thereon and are secured by a pledge of the Authority's interest in the Loan Agreements and the Notes, including such loan repayments, and amounts in the Funds and the investment earnings thereon. Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as remarketing agent for the Bonds.

         The Bonds are subject to optional and mandatory tender for purchase and optional and mandatory redemption prior to maturity as described in this Prospectus Supplement.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Our obligations under the Liquidity Facility (the "Obligations") are not being sold separately from the Bonds. The Bonds are remarketed and sold under a separate disclosure document. The Obligations may not be separately traded. This Prospectus Supplement and the accompanying Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Bonds purchased by us.

         Unless the context otherwise requires the terms "Company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

                          -----------------------------

                          MERRILL LYNCH CAPITAL MARKETS

                          ------------------------------


           The date of this Prospectus Supplement is February 7, 2001


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         You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the remarketing agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the remarketing agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

         We are providing you with this Prospectus Supplement to furnish information regarding our obligations under a Liquidity Facility in support of $23,900,000 aggregate principal amount of Alabama Special Care Facilities Financing Authority of the City of Montgomery Floating Rate Weekly Demand Hospital Depreciable Assets Revenue Bonds, Series 1985, which were issued on April 16, 1985 by the Alabama Special Care Facilities Financing Authority of the City of Montgomery, a public corporation organized and existing under the laws of the State of Alabama (the "Authority") and are governed by the terms of an Indenture of Trust, dated as of April 1, 1985 (as amended and supplemented, the "Indenture") with First Alabama Bank, now known as Regions Bank, as trustee (the "Trustee") for the Bonds. We are delivering the Liquidity Facility on February 7, 2001 to replace a line of credit provided by Barclays Bank PLC.

         We will enter into a Standby Bond Purchase Agreement with the Trustee (the "Liquidity Facility"), pursuant to which we will be obligated under certain circumstances to purchase unremarketed Bonds from the holders optionally or mandatorily tendering their Bonds for purchase. In order to obtain funds to purchase the Bonds, we will enter into a Standby Loan Agreement with General Electric Capital Corporation ("GE Capital") under which GE Capital will be irrevocably obligated to loan funds to us as needed to purchase Bonds. Our obligations under the Liquidity Facility will expire on February 7, 2006, unless the Liquidity Facility is extended or terminated sooner in accordance with its terms.

         HEREINAFTER, ALL CAPITALIZED TERMS WHICH ARE NOT OTHERWISE DEFINED, WILL HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE INDENTURE.

                            DESCRIPTION OF THE BONDS

GENERAL

         The Bonds were issued and delivered on April 16, 1985. The Bonds will mature on April 1, 2015 and are subject to purchase and redemption as described herein.

         The Authority has appointed State Street Bank and Trust Company, N. A. ("State Street") to serve as registrar (the "Registrar"), paying agent (the "Paying Agent") and tender agent (the "Tender Agent") for the Bonds, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to serve as remarketing agent (the "Remarketing Agent") for the Bonds and Caduceus Capital Corporation ("Caduceus Capital") to serve as servicer (the "Servicer") with respect to the Bonds. As provided in the Indenture, the Authority may replace State Street as Registrar, Paying Agent or Tender Agent, may replace Merrill Lynch as Remarketing Agent and may replace Caduceus Capital as Servicer.

TERMS OF THE BONDS

         The Bonds were issued and delivered as fully registered bonds without coupons in the denomination of $100,000 each and any integral multiple thereof. The Bonds were dated the date of their first delivery, April 16, 1985. The Bonds currently bear interest at an Adjustable Interest Rate. The Bonds are subject to conversion to a Fixed Interest Rate.

         "Adjustable Interest Rate" means the interest rate on the Bonds determined on a weekly basis pursuant to the provisions of the Indenture described below under the heading "DESCRIPTION OF THE BONDS - ADJUSTABLE INTEREST RATE".


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         "Bond Insurance" means the municipal bond new issue insurance policy issued by the Bond Insurer which insures payment of the principal of and interest on the Bonds.

         "Bond Insurer" means Financial Guaranty Insurance Company, issuer of the Bond Insurance.

         "Fixed Interest Rate" means a nonfloating interest rate on all or a portion of the Bonds established in accordance with the Indenture, which fixed interest rate on some Bonds may differ from the fixed interest rate on other Bonds.

         "Fixed Rate Conversion Date" means the date or dates upon which Bonds are converted to bear interest at a Fixed Interest Rate.

         "Interest Payment Date" means for Bonds bearing interest at the Adjustable Interest Rate or the Provider Rate the first Wednesday of each calendar month and the Termination Date, except that in the event of conversion to a Fixed Interest Rate pursuant to the Indenture, "Interest Payment Date" with respect to the Bonds bearing a Fixed Interest Rate means the first Wednesday in each April and October after any Fixed Rate Conversion Date. For the purpose, and only for such purpose, of paying the difference between the Adjustable Interest Rate or the Fixed Interest Rate, as the case may be, and the Provider Rate as provided in the Indenture, "Interest Payment Date" with respect to any Bonds purchased by the Company pursuant to the Liquidity Facility shall also mean any Business Day on which a sale of any Bonds purchased by the Company pursuant to the Liquidity Facility is consummated.

         "Interest Period" means the weekly interest period commencing on Wednesday of each week and ending on the Tuesday of the immediately following week.

         "Record Date" with respect to Bonds bearing interest at the Adjustable Interest Rate, means the close of business on the Wednesday next preceding an Interest Payment Date, and, with respect to Bonds bearing interest at a Fixed Interest Rate means the twentieth day of the month immediately preceding the relevant Interest Payment Date.

         Bonds issued in exchange for or upon the registration of transfer of Bonds will bear interest from and including the Interest Payment Date next preceding the date of authentication thereof by the Trustee or by the Tender Agent unless the date of such authentication is an Interest Payment Date to which interest on the Bonds has been paid in full or duly provided for, in which case such Bonds will bear interest from and including such Interest Payment Date; provided that if, as shown by the records of the Registrar, interest on the Bonds is in default, Bonds issued in exchange for or upon the registration of transfer of Bonds will bear interest from the date to which interest has been paid in full on such Bonds.

         The principal of the Bonds is payable at the corporate trust office of the Paying Agent in New York, New York, upon presentation of the Bonds. With respect to Bonds bearing interest at the Adjustable Interest Rate, interest on each Bond will, except as is otherwise provided in the Indenture for the payment of defaulted interest, be paid by the Paying Agent on each Interest Payment Date to the registered owner thereof in accordance with payment instructions given by such owner to the Paying Agent at the time of registration thereof and in the absence of such instructions shall be paid by check or draft mailed on the Interest Payment Date to the address of the registered owner as it appears on the registration books of the Authority to be kept by the Registrar as of the Record Date immediately preceding such Interest Payment Date. Registered owners may direct the Paying Agent to make payment by check or by deposit to an account of the owner maintained at the Paying Agent, or, at the option of any owner of Bonds in an aggregate principal amount of at least $1,000,000, by wire transfer to such owner to the bank account number on file with the Paying Agent as of the relevant Record Date. After the effective date of a Fixed Interest Rate on any or all of the Bonds, payment of interest on each such Bond will, except as is otherwise provided in the Indenture for the payment of defaulted interest, be paid on each Interest Payment Date by check or draft mailed to the person who was the registered owner of such Bond as of the close of business on the Record Date immediately preceding the Interest Payment Date at the registered owner's address shown on the registration books of the Authority. Additionally, if any Bond has been purchased pursuant to the Liquidity Facility and accordingly bears interest for any period of time at the Provider Rate (as defined in the Liquidity Facility), then on the date for


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the payment of such interest, the interest payable on such Bond calculated at the Provider Rate shall be paid to the Company by wire transfer in immediately available funds. Each payment will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Overdue payments of principal of and (to the extent lawful) interest on any Bond shall bear interest at the rate from time to time borne by such Bond.

         The Bonds may be transferred or exchanged at the corporate trust office of the Registrar, to the extent and upon the conditions set forth in the Indenture. The Registrar will require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed upon the Authority or the Registrar with respect to an exchange or transfer and may charge a sum sufficient to pay the cost of preparing each new Bond issued upon such exchange or transfer. Except for Bonds transferred pursuant to the exercise by the owner of the demand purchase option, the Registrar will not be required to (i) transfer or exchange any Bond during the period between a Record Date and the following Interest Payment Date or during the fifteen (15) days preceding any day for the selection of Bonds to be redeemed (except as otherwise provided in the Indenture), or (ii) transfer or exchange any Bonds selected, called or being called for redemption in whole or in part.

         If any Bond is mutilated, lost, stolen or destroyed, the Authority will execute and the Trustee or the Tender Agent will authenticate, subject to provisions of the Indenture, a new Bond or Bonds of the same date, maturity and aggregate denomination. In the case of a lost, stolen or destroyed Bond, the Authority and the Trustee or the Tender Agent may require satisfactory indemnification. The Authority and the Trustee or the Tender Agent may charge the owners of the Bonds with their reasonable fees and expenses in connection with replacing any Bonds mutilated, lost, stolen or destroyed.

ADJUSTABLE INTEREST RATE

         The Bonds bear interest at an Adjustable Interest Rate determined as follows:

         For each Interest Period, the interest rate on the Bonds, except those Bonds which bear interest at a Fixed Interest Rate will be a rate per annum equal to the Adjustable Interest Rate determined as described below.

         The Adjustable Interest Rate will be established each week for the next succeeding Interest Period by the Remarketing Agent at or following the close of business of the last Business Day of the then current Interest Period and interest will accrue at such rate during the next succeeding Interest Period with respect to which such rate has been established. Interest on the Bonds will accrue from and including each Interest Payment Date to and including the day immediately preceding the next Interest Payment Date.

         The Adjustable Interest Rate will be established by the Remarketing Agent as that interest rate which at the time so determined, in the sole judgment of the Remarketing Agent, is the lowest rate of interest which, if borne by the Bonds (which do not bear interest at a Fixed Interest Rate) for the next Interest Period, would permit the Remarketing Agent to sell such Bonds in the secondary market at par, plus accrued interest. In no event, however, will the Adjustable Interest Rate exceed twenty-five percent (25%) per annum.

         By 10:00 a.m., New York City time, on the first Business Day of each Interest Period during which any Bonds bear interest at the Adjustable Interest Rate, the Remarketing Agent will give telephonic notice of the Adjustable Interest Rate for that Interest Period, promptly confirmed by written notice (which may be by telegraph, telecopy or telex) to the Trustee, and the Trustee will promptly notify the Servicer, as agent for the Authority, and the Paying Agent.

         Notwithstanding the foregoing, any Bonds purchased by the Company pursuant to the Liquidity Facility will bear interest at the Provider Rate unless and until sold, which will be payable on the same Interest Payment Date as Bonds bearing interest at the Adjustable Interest Rate.

         If the Remarketing Agent fails to determine the Adjustable Interest Rate, the Adjustable Interest Rate will be determined by the Trustee for each Interest Period and will be equal to the most recent index of seven-day yield evaluations at par of issuers of securities, the interest on which is exempt from federal income taxation of


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comparable rating to the rating on the Bonds, published by any nationally recognized municipal securities evaluation service selected by the Trustee, or if there is no such available index, the Adjustable Interest Rate will be determined by the Trustee and will be 65% of the interest rate applicable to 13-week United States Treasury bills determined by the Trustee on the basis of the average per annum discount rate at which such 13-week Treasury bills will have been sold at the most recent Treasury auction during the next preceding Interest Period, or, if no such auction shall have been conducted during the next preceding Interest Period, the Adjustable Interest Rate will be the same as for such preceding Interest Period. In no event, however, shall the Adjustable Interest Rate exceed twenty-five percent (25%) per annum.

         During any period during which owners of Bonds will not be permitted to tender their Bonds for purchase (see "DESCRIPTION OF THE BONDS - PURCHASE OF BONDS - NO PURCHASES OR SALES AFTER CERTAIN DEFAULTS" below) and during which any Bonds bear interest at the Adjustable Interest Rate, the Adjustable Interest Rate for each Interest Period shall be determined by the Trustee and shall be 120% of the interest rate set forth in the index of 25 Revenue Bonds published by The Bond Buyer during the immediately preceding Interest Period, or if no such index shall have been published during the immediately preceding Interest Period, the Adjustable Interest Rate shall be the same as for such preceding Interest Period. If The Bond Buyer shall cease publication of an index of 25 Revenue Bonds, the Trustee shall use a comparable index published by any nationally recognized municipal securities evaluation service selected by the Trustee. In no event, however, shall the Adjustable Interest Rate exceed twenty-five percent (25%) per annum.

         The determination of the Adjustable Interest Rate by the Remarketing Agent or the Trustee will be conclusive and binding upon the owners of the Bonds, the Borrowers, the Authority, the Paying Agent, the Company, the Remarketing Agent, the Bond Insurer, the Tender Agent, the Servicer and the Trustee.

CONVERSION TO A FIXED INTEREST RATE

         Upon the occurrence of the events described in paragraphs (a) or (b) below, the interest rate borne by the Bonds (or a portion thereof, as the case may be) will be established at a Fixed Interest Rate and the Bonds (or a portion thereof, as the case may be) will thereafter bear interest at such Fixed Interest Rate until payment of the principal thereof:

                  (a) Upon receipt by the Trustee and the Remarketing Agent of a direction from the Authority and the Bond Insurer specifying (A) the date the Fixed Interest Rate will be determined (which will be the fifteenth (15th) day, or if such day is not a Business Day, then the next preceding Business Day, prior to the effective date thereof) and the effective date thereof (which will be an Interest Payment Date not less than forty-five (45) days from the date the Authority and the Bond Insurer give such direction), and (B) the principal amount of Bonds then bearing interest at the Adjustable Interest Rate which are to be converted to a Fixed Interest Rate, which amount must be equal to $1,000,000 or integral multiples of $100,000 in excess thereof, the Remarketing Agent will determine and make available to the Trustee, the Paying Agent, the Authority, the Servicer and the Bond Insurer the Fixed Interest Rate, which will be the lesser of twenty-five percent (25%) per annum and the rate per annum that would, in its opinion, based on prevailing market conditions and the yields at which comparable securities are then being sold, be necessary, but which would not exceed the interest rate necessary, to produce as nearly as practicable a par bid for each outstanding Bond the interest on which is to be converted to a Fixed Interest Rate on the Fixed Rate Conversion Date. The Authority and the Bond Insurer will not direct the establishment of a Fixed Interest Rate without having first received the written direction of a Borrower indicating its desire to fix the interest rate on its Loan at a fixed rate. In addition, such Fixed Interest Rate will not be established if (1) principal of or interest on the Bonds is in default and the Bond Insurer is also in default under the Bond Insurance, (2) on or before such effective date, there has not been supplied to the Authority, the Trustee, the Bond Insurer and the Remarketing Agent an opinion of Bond Counsel stating that such conversion to a Fixed Interest Rate is authorized or permitted by the Indenture and the Act and that conversion to the Fixed Interest Rate in accordance with the provisions of the Indenture will not adversely affect the exemption of the interest on the Bonds from federal income taxation, (3) at least fifteen (15) days prior to such effective date, a contract of purchase between the Authority and an underwriter or other institutional investor satisfactory to the Bond Insurer and the Company providing for the purchase of all Bonds to be converted to a Fixed Interest Rate has not been executed, and (4) on or prior to 1:30 p.m., New York City time, on the


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         Fixed Rate Conversion Date, the Tender Agent does not receive the entire purchase price of the Bonds from the purchaser under the contract of purchase. After the conversion of a portion of the Bonds to a Fixed Interest Rate as described herein, all or a portion of the remainder of the Bonds may be converted to a Fixed Interest Rate as described herein.

                  (b) On (A) the Interest Payment Date next preceding the Expiration Date of the Liquidity Facility, if no substitute liquidity facility has been provided pursuant to the Indenture or (B) the date on which the Liquidity Facility will be terminated because of the occurrence of an event of default under the Liquidity Facility (the "Termination Date") (see "THE LIQUIDITY FACILITY - TERMINATION EVENTS" below), the interest rate on all Bonds not then subject to a Fixed Interest Rate will be converted to a Fixed Interest Rate equal to the lower of twenty-five percent (25%) per annum or the interest rate per annum, determined by the Remarketing Agent by the fifteenth (15th) day (or if such day is not a Business Day, on the next preceding Business
         Day) next preceding such Interest Payment Date or the Termination Date, as the case may be, that would, based on prevailing market conditions and the yields at which comparable securities are then being sold, be necessary, but which would not exceed the interest rate necessary, to produce as nearly as practicable a par bid for each outstanding Bond not then bearing interest at a Fixed Interest Rate on the Interest Payment Date next preceding the Expiration Date or on the Termination Date, as the case may be.

         In the event that the Remarketing Agent fails to determine the Fixed Interest Rate as described herein, the Fixed Interest Rate will be determined by the Trustee and shall be the lower of twenty-five (25%) per annum or the rate per annum equal to 95% of the average yield, evaluated at par on the basis of a term approximately equal to the time remaining until the maturity of the Bonds, of United States Treasury Bonds. In no event will the Fixed Interest Rate exceed twenty-five percent (25%) per annum.

         On the effective date of a Fixed Interest Rate as described herein, the Bonds to be converted to a Fixed Interest Rate will be subject to mandatory purchase by the Tender Agent pursuant to the Indenture on the effective date of the Fixed Interest Rate at a price equal to the principal amount thereof. In the event less than all the Bonds are to be converted to a Fixed Interest Rate, the Trustee will select from all the Bonds, by lot or using any method it shall in its discretion deem fair, the Bonds or portions of Bonds to be converted, provided that Bonds shall be converted only in portions or amounts of $100,000 or any integral multiple thereof, and provided that any Bonds purchased by the Company pursuant to the Liquidity Facility will be converted before any other Bonds are converted. Upon conversion to a Fixed Interest Rate, replacement Bonds in denominations of $5,000 each and any integral multiple thereof will be issued for each Bond or portion thereof converted to a Fixed Interest Rate, as provided in the Indenture.

         The Trustee will give notice by first-class mail to the owners of the Bonds to be converted to a Fixed Interest Rate, the Bond Insurer, the Company, Moody's Investors Service, Standard & Poor's, the Remarketing Agent, the Paying Agent and the Tender Agent, not less than twenty-five (25) days prior to the effective date of the Fixed Interest Rate. Such notice will state: (i) that the interest rate on the Bonds to be converted will be converted to a Fixed Interest Rate and, if less than all the Bonds are being converted, the identifying numbers of the Bonds to be converted and, if only a portion of a Bond is to be converted, the amount of the portion; (ii) the effective date of the Fixed Interest Rate; (iii) the date the Fixed Interest Rate will be determined and the procedure, which may include the furnishing of a telephone number which owners can call, for informing the owners of the Bonds to be converted of the Fixed Interest Rate; (iv) the Interest Payment Dates for the payment of the Fixed Interest Rate; (v) that the Liquidity Facility will be terminated with respect to the Bonds being converted to a Fixed Interest Rate at the close of the Company's business on such effective date; (vi) that subsequent to such effective date the owners of Bonds to be converted will no longer have the right to require purchase of such Bonds by the Tender Agent; and (vii) that, except for Bonds the owner of which shall have directed the Tender Agent not to purchase as hereinafter described, all outstanding Bonds to be converted not purchased prior to the effective date of the Fixed Interest Rate will be deemed sold (but only from amounts available therefor under the Indenture) on the effective date of the Fixed Interest Rate at a price of par and that such Bonds should be delivered to the corporate trust office of the Tender Agent by 10:00 a.m., New York City time on such date.

         In the event that the notices required by the Indenture and described in the preceding paragraph are given with respect to a conversion to a Fixed Interest Rate as described in subparagraph (a) above but the interest rate on


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the Bonds is not established at the Fixed Interest Rate for any reason permitted by the Indenture, the mandatory purchase will still take place but the Remarketing Agent will reoffer the Bonds at the Adjustable Interest Rate.

         An owner may direct the Tender Agent not to purchase any Bond or Bonds, or $100,000 increments of the principal amount thereof, owned by such owner upon conversion to a Fixed Interest Rate by delivering to the Tender Agent and the Remarketing Agent at its Principal Office on or before the seventh Business Day preceding the Fixed Rate Conversion Date an instrument or instruments in writing executed by such owner (i) specifying the numbers and denominations of the Bond or Bonds owned by such owner, (ii) acknowledging receipt of notice of the matters set forth in clauses (i) through (vii) of the second preceding paragraph above and (iii) directing the Authority not to purchase such Bond or Bonds or $100,000 increments of the principal amount thereof. Any such instrument delivered to the Tender Agent will be irrevocable with respect to the Bonds for which such instrument is delivered and will be binding upon subsequent owners of such Bonds and $100,000 increments thereof.

         Owners of Bonds directing the Tender Agent not to purchase any such Bond or Bonds or increment thereof will, if so directed by the Authority, deliver such Bonds to the Registrar for replacement by Bonds bearing the Fixed Interest Rate with deletion of such terms as are no longer applicable. Any such replacement Bonds will be executed and authenticated as provided in the Indenture.

         After the effective date of the Fixed Interest Rate, interest on the Bonds subject to a Fixed Interest Rate will be payable semi-annually on the Interest Payment Date in each April and October thereafter until principal shall be paid in full and interest will be computed on the basis of a 360-day year of twelve 30-day months, provided that the interest payable on the first Interest Payment Date after the effective date of the Fixed Interest Rate may be less than six (6) months' interest.

         No conversion to a Fixed Interest Rate as described in subparagraph (a) above will be permitted until Bond Counsel has prepared, and the Trustee and the Authority have executed and delivered, an indenture or indentures supplemental to the Indenture to provide for the creation of separate accounts within the Funds established pursuant to the Indenture for the Bonds converted to a Fixed Interest Rate and to provide for such other changes as shall be necessary to effectuate such conversion.

PURCHASE OF BONDS

         Any Bond not bearing interest at a Fixed Interest Rate shall be purchased on the demand of the owner thereof, on the Purchase Date (defined as the date stated in the hereafter described notice of tender on which such Bond shall be so purchased, which date shall be a Business Day not prior to the seventh day next succeeding the date of the delivery of the notice of tender to the Remarketing Agent and the Tender Agent) at a purchase price equal to the principal amount thereof plus accrued interest, if any, to, but not including, the Purchase Date, but only from sources of funds enumerated in the Indenture, upon:

                  (a) delivery by 3:00 p.m., New York City time on any Business Day to the Principal Office of the Remarketing Agent and the corporate trust office of the Tender Agent, as agent for the Trustee, of a written notice of tender in the form printed on the Bonds (a "Tender Notice") which: (i) states the principal amount of such Bond or Bonds, or portion thereof, to be tendered for purchase and identifies by bond number the Bonds to be tendered; (ii) states the Purchase Date on which such Bond shall be purchased; (iii) irrevocably requests such purchase;
         (iv) contains an undertaking by the owner to deliver the Bond to the Tender Agent as hereinafter provided, and, if applicable, to deliver the due-bill check as hereinafter provided; and (v) at the option of any owner of Bonds which are being tendered for purchase in an aggregate principal amount of at least $1,000,000, may contain payment instructions requiring payment of the purchase price to be made by wire transfer, or by deposit to an account of the owner maintained with the Tender Agent;

                  (b) delivery of such Bond duly endorsed in blank by the owner (with the signature of such owner guaranteed by a bank, trust company or member firm of the New York Stock Exchange) at the corporate trust office of the Tender Agent at or prior to 9:30 a.m., New York City time, on the Purchase Date specified in the Tender Notice; and


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

                  (c) if the Purchase Date occurs between the Record Date and the next succeeding Interest Payment Date, the Bond shall be accompanied by a related due-bill check for the interest payment such owner will receive on such Interest Payment Date in form and substance satisfactory to the Tender Agent.

         NO PURCHASES OR SALES AFTER CERTAIN DEFAULTS. There will be no purchases or sales of the Bonds pursuant to the provisions described above if there has occurred and is continuing: (i) an Event of Default in the payment of the principal of or interest on such issue of Bonds and at the same time the Bond Insurer is in default under the Bond Insurance, the Bond Insurance ceases to be valid and binding on the Bond Insurer, or is declared to be null and void, or the validity or enforceability of any provision thereof is being contested by the Bond Insurer or any governmental agency or authority or if the Bond Insurer is denying further liability or obligation under the Bond Insurance, or a petition has been filed and is pending against the Bond Insurer under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law and has not been dismissed within sixty (60) days after such filing, or the Bond Insurer has filed a petition, which is pending, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or has consented to the filing of any petition against it under any such law; (ii) an Event of Default in the payment of the purchase price of any Bond properly tendered by the owner thereof to the Tender Agent and the continuance of such default for a period of five (5) days;
(iii) any material provision of the Bond Insurance or any surety bond delivered by the Bond Insurer to the Bank (a "Surety Bond") shall at any time for any reason cease to be valid and binding on the Bond Insurer in accordance with the respective terms of such Bond Insurance or Surety Bond, or shall be declared to be null and void by a court or other governmental agency, or the validity or enforceability thereof shall be contested by the Bond Insurer or any governmental agency or authority, or the Bond Insurer shall deny that it has any or further liability or obligation under the Bond Insurance or Surety Bond, or a proceeding has been instituted in a court having jurisdiction in the premises seeking an order for relief, rehabilitation, reorganization, conservation, liquidation or dissolution in respect of the Bond Insurer under Article XVI of the Insurance Law of New York, any successor provision thereto or under any other applicable provision of law and such proceeding is not terminated for a period of thirty (30) consecutive days or such court enters an order granting the relief sought in such proceeding or the Bond Insurer shall institute or take any corporate action for the purposes of instituting any such proceeding, or the Bond Insurer shall become insolvent or unable to pay its debts as they mature or claims under any of its insurance policies as such claims are made, shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Bond Insurer or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing, or any default by the Bond Insurer in making payments when, as and in the amounts required to be made pursuant to the express terms and provisions of any Surety Bond or the Bond Insurance; or (iv) if the Company is in default under or has repudiated the Liquidity Facility. In addition, there shall be no remarketing efforts or sales of any Bonds tendered for purchase after the Company has given notice of an event of termination. See "THE LIQUIDITY FACILITY - TERMINATION EVENTS."

REDEMPTION PROVISIONS

         OPTIONAL REDEMPTION. Bonds which have not been converted to a Fixed Interest Rate are subject to redemption at the option of the Authority on any Interest Payment Date at a redemption price equal to the principal amount thereof, in whole from Available Moneys from any source, or in part from Available Moneys which are not Revenues. The Bonds which have not been converted to a Fixed Interest Rate shall be redeemed only in the principal amount of $100,000 or any integral multiple thereof. If the Bonds are being redeemed in part only, the Bonds or portions of Bonds to be redeemed shall be selected by the Trustee by lot or in such other manner as the Trustee in its discretion may deem fair, except that the Bonds purchased by the Company pursuant to the Liquidity Facility will be redeemed prior to any other Bonds.

         After conversion to a Fixed Interest Rate, the Bonds subject to a Fixed Interest Rate will be subject to redemption at the option of the Authority from amounts constituting an Optional Prepayment Price which are Available Moneys (i) upon the payment of the Optional Prepayment Price by the Borrower which caused such Bonds to bear a Fixed Interest Rate, or (ii) upon the payment of the Optional Prepayment Price by any Borrower (other than a Borrower specified in the preceding clause (i)), with respect to Bonds bearing a Fixed Interest Rate pursuant to the provisions described under paragraph (b) above under the heading "Conversion to a Fixed Interest Rate."

         If Bonds are being redeemed in part only, the Bonds or portions of Bonds to be redeemed will be selected by the Trustee by lot or in such manner as the Trustee in its discretion may deem fair, except that the Bonds purchased by the Company pursuant to the Liquidity Facility will be redeemed prior to any other Bonds. The Bonds to be redeemed are subject to redemption on any Interest Payment Date occurring on or after the dates determined pursuant to subsections
(1) through (4) below, at the redemption prices (expressed as percentages of principal amount to be redeemed) set forth below:

                  (1) If the Fixed Rate Term is less than eighteen (18) years, but equal to or greater than twelve (12) years, the Bonds will be subject to redemption at a redemption price of 105% for the first six
         (6) years after the Redemption Calculation Date. On or after the sixth anniversary of the Redemption Calculation Date, the Bonds will be subject to redemption at a redemption price of 102%, which price shall decline by 1/2 of 1% per annum on each anniversary of the Redemption Calculation Date, but in no event to a price of less than 100%.

                  (2) If the Fixed Rate Term is less than twelve (12) years, but equal to or greater than nine (9) years, the Bonds will be subject to redemption at a redemption price of 105% for the first four (4) years after the Redemption Calculation Date. On and after the fourth anniversary of the Redemption Calculation Date, the Bonds will be subject to redemption at a redemption price of 102%, which price shall decline by 1% per annum on each anniversary of the Redemption Calculation Date, but in no event to a price of less than 100%.

                  (3) If the Fixed Rate Term is less than nine (9) years, but equal to or greater than six (6) years, the Bonds will be subject to redemption at a redemption price of 105% for the first three (3) years after the Redemption Calculation Date. On and after the third anniversary of the Redemption Calculation Date, the Bonds will be subject to redemption at a redemption price of 101%, which price shall decline by 1/2 of 1% per annum on each anniversary of the Redemption Calculation Date, but in no event to a price of less than 100%.

                  (4) If the Fixed Rate Term is less than six (6) years the Bonds will be subject to redemption at a redemption price of 105% during the first two (2) years after the Redemption Calculation Date. On and after the second anniversary of the Redemption Calculation Date, the Bonds will be subject to redemption at a redemption price of 101%, which price shall decline by 1/2 of 1% on each anniversary of the Redemption Calculation Date, but in no event to a price of less than 100%.

         MANDATORY REDEMPTION. The Bonds are subject to mandatory redemption as follows:

                  (a) The Bonds are subject to mandatory redemption and will be redeemed on the Interest Payment Date in April and October of each year, in whole or in part, at a redemption price equal to the principal amount thereof, from the largest integral multiple of $100,000 ($5,000 if any of the Bonds bear interest at a Fixed Interest Rate) derivable from Available Moneys on deposit in the Principal Fund twenty (20) days prior to such date.

                  (b) The Bonds purchased by the Company pursuant to the Liquidity Facility are subject to redemption and will be redeemed on each Interest Payment Date, in whole or in part, at a redemption price equal to the principal amount thereof, from the largest integral multiple of $100,000 ($5,000 if any of the Bonds would bear interest at a Fixed Interest Rate if they were sold by the Remarketing Agent) derivable from the amounts on deposit in the Principal Fund or, if and to the extent so directed by the Bond Insurer, the Depreciable Assets Loan Fund and Debt Service Reserve Fund, in each case three (3) Business Days prior to such date, except for amounts needed to redeem Bonds with respect to which notice of redemption has been mailed and except that accrued interest shall be paid from the Revenue Fund.

                  (c) Any Bonds delivered to the Tender Agent for purchase as provided for in the Indenture and not purchased from amounts enumerated in the Indenture will be subject to redemption and will be redeemed on the date such Bonds are to be purchased, at a redemption price equal to the principal amount thereof plus accrued interest thereon, if any, from and to the extent there are Available Moneys on deposit in the Principal Fund on such redemption date and not needed on such date to pay interest on the Bonds or to redeem Bonds notice of redemption of which has been mailed.

                  (d) The Bonds will be subject to mandatory redemption and will be redeemed in whole on any Interest Payment Date in April or October at a redemption price equal to the principal amount thereof if twenty
         (20) days prior to the Interest Payment Date in such April or October there are Available Moneys on deposit in the Principal Fund and Debt Service Reserve Fund an amount sufficient to redeem all the Bonds.

                  (e) The Bonds will be redeemed pursuant to paragraphs (a),
         (b), (c) and (d) above only in the principal amount of $100,000 or any integral multiple thereof ($5,000 or any integral multiple thereof, if any of the Bonds bear interest at a Fixed Interest Rate or would bear interest at a Fixed Interest Rate if they were sold by the Remarketing Agent). The Bonds or portions of the Bonds to be redeemed will be selected by the Trustee by lot or in such other manner as the Trustee in its discretion may deem fair, except that the Bonds purchased by the Company pursuant to the Liquidity Facility will be redeemed prior to any other Bonds.

         PROCEDURE FOR AND NOTICE OF REDEMPTION. Except for mandatory redemptions described under (c) above, the Trustee will cause notice of each redemption to be given to the registered owner of any Bonds designated for redemption in whole or in part at the registered owner's address as the same shall last appear upon the registration books by (i) in the case of optional redemption of Bonds or mandatory redemption of Bonds under (a) or (d) above, mailing a copy of the redemption notice by registered or certified mail at least fifteen (15) days prior to the redemption date, and (ii) in the case of redemptions of Bonds under paragraph (b) above, sending a copy of the redemption notice to the Company at least three (3) Business Days prior to the redemption date by first-class express mail or telex, with confirmation by first-class mail. The failure of the Trustee to give notice to a Bondholder or the Company or any defect in such notice will not affect the validity of the redemption of any other Bonds.

         Upon the giving of notice as described above, if sufficient funds available for redemption are on deposit with the Trustee or the Paying Agent, interest on the Bonds or portions thereof thus called will no longer accrue after the date fixed for redemption.

                             THE LIQUIDITY FACILITY

         The Obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The Obligations are not issued under an indenture. As of the date of this Prospectus Supplement, we have approximately $3.0 billion of obligations currently outstanding, including the Obligations we are issuing under this Prospectus Supplement.

         Owners of the Bonds to which the Obligations relate will be entitled to the benefits and will be subject to the terms of the Liquidity Facility. Under the Liquidity Facility, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the Purchase Price for the Bonds (as defined in the Liquidity Facility). Our obligation under the Liquidity Facility will be sufficient to pay a Purchase Price equal to the principal of and up to 37 days' interest on the Bonds at an assumed rate of 25% per year.

TERMINATION EVENTS

         The scheduled expiration date of the Liquidity Facility is February 7, 2006, unless it is extended or terminated sooner in accordance with its terms.

         The Indenture will specify certain circumstances where we must purchase Bonds which a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase Bonds. The following events (each, a "Termination Event") would permit such termination:

         (a) (i) any portion of the commitment fee for the Liquidity Facility has not been paid when due on the quarterly payment date, or (ii) any other amount payable under the Liquidity Facility has not been paid when due, and in either case, such failure shall continue for three (3) business days after notice thereof to the Authority and to the Trustee;

         (b) the State of Alabama takes any action which impairs (i) the power of the Authority or any Borrower to comply with the covenants and obligations under the Bonds or the Indenture, the Loan Agreements, the Liquidity Facility, the Remarketing Agreement entered into by the Authority with the Remarketing Agent, the Payment Agreement (as such term is defined in the Liquidity Facility) and all other documents relating to the issuance of the Bonds and any amendments, substitutions or modifications thereof and all other agreements, documents, certificates and instruments executed and delivered on or before the effective date of the Liquidity Facility in connection with the issuance, sale and delivery of the Bonds, the substitution of the Liquidity Facility and the execution and delivery of the Liquidity Facility (the "Related Documents") or
(ii) any right or remedy of the Company or any owners of the Bonds from time to time to enforce such covenants and obligations;

         (c) (i) the Authority or any Borrower fails to observe or perform any covenant or agreement contained in the Bonds or the Related Documents, and, if such failure is the result of a covenant breach which is capable of being remedied, such failure continues for ninety (90) days following written notice thereof to the Authority and the Trustee from the Company, provided that if any such failure (other than a payment default) shall be such that it cannot be cured or corrected within such ninety (90) day period, it shall not constitute an event of default if curative or corrective action is instituted within such period and diligently pursued until the failure of performance is cured or corrected, or (ii) there has not been, at all times, a Remarketing Agent performing the duties set forth in the Indenture;

         (d) an event of default has occurred and is continuing under the Liquidity Facility or any of the Related Documents, as "event of default" is defined in the applicable document;

         (e) any representation, warranty, certification or statement made (or incorporated by reference), by the Authority or any Borrower in any Related Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or incorporated by reference);

         (f) any default by the Authority has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the Authority which under the Indenture or under any Related Documents is senior to, or on parity with, the Bonds;

         (g) the Authority or any Borrower files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

         (h) a court of competent jurisdiction shall enter an order, judgment or decree declaring the Authority or any Borrower insolvent, or adjudging the Authority or any Borrower bankrupt, or appointing a trustee or receiver of the Authority or any Borrower, or approving a petition filed against the Authority or any Borrower seeking reorganization of the Authority or any Borrower under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

         (i) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Authority or any Borrower and such custody or control shall not be terminated within sixty (60) days from the date of assumption of such custody or control;

         (j) any material provision of the Liquidity Facility, any Related Document or the Bonds, including any Provider Bonds (as such term is defined in the Liquidity Facility), shall cease for any reason whatsoever to be a valid and binding agreement of the Authority or any Borrower, or the Authority or any Borrower shall contest the validity or enforceability thereof; or

         (k) failure to pay when due any amount payable under any Bonds, including Provider Bonds (regardless of any waiver thereof by the holders of the Bonds).

         Upon the occurrence of a Termination Event, we may deliver notice to the Trustee, the Tender Agent, the Authority and the Remarketing Agent regarding our intention to terminate the Liquidity Facility. In that case, the Liquidity Facility would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a Business Day, on the next Business Day. Before the time at which termination takes effect, the Bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the Liquidity Facility. The termination of the Liquidity Facility, however, does not result in an automatic acceleration of the Bonds.

         The obligations of the Authority and the Borrowers are as described in a separate disclosure document relating to the Bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

         In order to obtain funds to fulfill our obligations under the Liquidity Facility, we will enter into a standby loan agreement (the "Standby Loan Agreement") with GE Capital under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Bonds. The amount of each loan under the Standby Loan Agreement will be no greater than the Purchase Price for tendered Bonds. The Purchase Price represents the outstanding principal amount of the tendered Bonds and interest accrued on the principal to but excluding the date we borrow funds under the Standby Loan Agreement. Each loan will mature on a date specified in the Standby Loan Agreement, which date will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the Purchase Price for tendered Bonds. When we wish to borrow funds under the Standby Loan Agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. No later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date), GE Capital will make available the amount of the borrowing requested.

         The Standby Loan Agreement will expressly provide that it is not a guarantee by GE Capital of the Bonds or of our obligations under the Liquidity Facility. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered Bonds with the funds provided under the Standby Loan Agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                        Year Ended December 31,
--------------------------------------------------------------------------                          Nine Months
                                                                                                       Ended
                                                                                                   September 30,
     1995               1996               1997                1998                1999                2000
----------------   ----------------   ----------------    ----------------    ----------------    ---------------
      1.51               1.53               1.48                1.50                1.60                1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            WHERE YOU CAN FIND MORE INFORMATION REGARDING GE CAPITAL

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                INCORPORATION OF INFORMATION REGARDING GE CAPITAL

         The SEC allows us to "incorporate by reference" information into this Prospectus Supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus Supplement, except for any information superseded by information in this Prospectus Supplement. This Prospectus Supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

    DOCUMENT                                           PERIOD
    --------                                           ------
    Annual Report on Form 10-K....................     Year ended December 31, 1999

    Quarterly Reports on Form 10Q.................     Quarters ended April 1, 2000, July 1, 2000 and
                                                       September 30, 2000

                                  LEGAL MATTERS

         The legality of the Obligations has been passed upon by senior counsel to Financial Guaranty Insurance Company, an affiliate of the Company.

                                     EXPERTS

         The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated by reference in the Prospectus Supplement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus Supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A

                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)

--------------------------------------------------------------------------------
  11:30 a.m.           11:45 a.m.               2:15 p.m.              2:30 p.m.
     [1]                  [2]                     [3]                     [4]
--------------------------------------------------------------------------------


1. Trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of Bonds to be purchased by FGIC-SPI on the Purchase Date.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

4. FGIC-SPI purchases Bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.

                                 $1,000,000,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

         FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

         Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 7, 2001

         We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

         The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the remarketing agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the remarketing agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

         This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by the Company in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities or other issuers will be filed under the Securities Act of 1933, as amended, in reliance on an exemption therefrom.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000 all heretofore filed with the Commission pursuant to
Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

         You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

         You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                     SUMMARY

         The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified Linked Rate minus the fee charged by the Company for the Liquidity Facility. The Owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the Purchase Price therefor pursuant to the terms of its liquidity facility.

         If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO Owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

         Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

         The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

         The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                   THE COMPANY

         The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

         Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate securities (the "Securities"), issued by municipal authorities or other issuers through Liquidity Facilities. The Securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their Securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the Securities, the Company will be obligated to purchase unremarketed Securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

         The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

         The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

         Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of the Company under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

         In order to obtain funds to fulfill its obligations under the Liquidity Facilities, the Company will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such Securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or the Company's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                              PLAN OF DISTRIBUTION

         The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

         The financial statements of FGIC Securities Purchase, Inc. at December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated herein by reference in the

Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

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       TABLE OF CONTENTS

                                              PAGE
                                              ----                         $23,900,000
PROSPECTUS SUPPLEMENT
INTRODUCTION...................................S-1
DESCRIPTION OF THE BONDS.......................S-1               principal amount, plus interest
THE LIQUIDITY FACILITY.........................S-9
THE STANDBY LOAN AGREEMENT; GE CAPITAL........S-11
LEGAL MATTERS.................................S-12
EXPERTS.......................................S-12

PROSPECTUS                                                        LIQUIDITY FACILITY OBLIGATIONS
WHERE YOU CAN FIND MORE INFORMATION..............2
INCORPORATION BY REFERENCE.......................2                         issued by
SUMMARY..........................................2
THE COMPANY......................................4                       FGIC Securities
THE LIQUIDITY FACILITIES.........................4                        Purchase, Inc.
THE STANDBY LOAN AGREEMENT.......................4
PLAN OF DISTRIBUTION.............................4                         in support of
EXPERTS..........................................4

                                                            Alabama Special Care Facilities Financing
                                                               Authority of the City of Montgomery
                                                                   Floating Rate Weekly Demand
                                                           Hospital Depreciable Assets Revenue Bonds,
                                                                          Series 1985

                                                                     PROSPECTUS SUPPLEMENT

                                                                        February 7, 2001




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